UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	September 7, 2021

GOLD RESOURCE CORPORATION

(Exact name of registrant as specified in its charter)

Colorado	001-34857	84-1473173
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

2000 South Colorado Blvd., Tower 1, Suite 10200 Denver, Colorado	80222
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(303) 320-7708

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock	GORO	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

On September 7, 2021, Gold Resource Corporation (“GORO” or the “Company”) entered into a binding letter agreement (the “Letter Agreement”) with Aquila Resources Inc. (“Aquila”) in connection with the Company’s proposed acquisition of all the issued and outstanding common shares of Aquila by way of a plan of arrangement under the Business Corporations Act (Ontario) (the “Transaction”).

In accordance with the Letter Agreement, and subject to the entering into of a definitive arrangement agreement (the “Arrangement Agreement”), GORO will acquire all the issued and outstanding Aquila shares in exchange for 0.0399 of a GORO share per Aquila share (the “Exchange Ratio”). The Exchange Ratio represents consideration of C$0.09 per Aquila share, implying an aggregate acquisition price for 100% of the outstanding Aquila shares of approximately C$30.9 million.

The Letter Agreement provides for a period of up to 45 days of exclusive negotiations by Aquila with GORO with a view to entering into a mutually acceptable Arrangement Agreement and provides that the Arrangement Agreement will reflect the Exchange Ratio and other economic terms set out in the Letter Agreement. The Arrangement Agreement will contain customary representations and warranties, covenants, closing conditions and deal protection mechanisms, including a break fee payable by Aquila to GORO equal to 4.0% of the total Transaction value in the event of termination of the Arrangement Agreement under certain circumstances.

The entering into of the Arrangement Agreement is subject to certain conditions set out in the Letter Agreement, including (i) the satisfaction of each of GORO and Aquila with its respective ongoing due diligence investigations, (ii) the receipt by Aquila’s board of directors of a written fairness opinion from its financial advisor, (iii) the approval of the Arrangement Agreement by the boards of directors of each of GORO and Aquila, and (iv) the entering into of support agreements with certain Aquila shareholders and certain other arrangements with third parties under certain of Aquila’s material contracts on a basis acceptable to GORO. The Letter Agreement also provides that if the Arrangement Agreement is not entered into in certain circumstances, Aquila will reimburse GORO for certain of its expenses incurred in connection with the proposed Transaction.

The Transaction will require the approval of at least 66⅔% of the votes cast in person or by proxy at a special meeting of Aquila shareholders. The Transaction is also subject to Ontario court approval and the receipt of applicable regulatory approvals. The parties anticipate that the Aquila special shareholder meeting and the closing of the Transaction will take place in the fourth quarter of 2021. The Transaction will not require the approval of GORO’s shareholders.

The foregoing description is qualified in its entirety by reference to the Letter Agreement filed as Exhibit 10.1 attached hereto and incorporated herein by reference.

Item 7.01	Regulation FD Disclosure.

On September 7, 2021, the Company issued a press release reporting its entry into the Letter Agreement. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The information in this Item 7.01 of this Current Report on Form 8-K, including Exhibit 99.1 attached hereto, is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), nor shall it be deemed incorporated by reference in any of the Company’s filings under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof, except as shall be expressly set forth by specific reference to this Current Report on Form 8-K in such filing.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
10.1	Letter Agreement by and between Gold Resource Corporation and Aquila Resources Inc., dated September 7, 2021.

99.1	Press Release dated September 7, 2021.

104	Cover Page Interactive Data File (formatted in Inline XBRL and contained in Exhibit 101)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GOLD RESOURCE CORPORATION

Date: September 8, 2021	By:	/s/ Allen Palmiere
	Name:	Allen Palmiere
	Title:	Chief Executive Officer and President